UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 6, 2006

AXM PHARMA, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31886	20-0745214
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17870 Castleton Street, Suite 255 City of Industry, California		91748
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (626) 964-2848

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 6, 2006, AXM Pharma, Inc. (the “Company”) received notice by letter from the American Stock Exchange (“Amex”) that the Company does not meet certain of the continued listing standards as set forth in the Amex Company Guide. Specifically, the Amex letter cited the Company’s failure to comply with (i) Section 121(A)(1) of the Company Guide which requires the Company to have a majority of independent directors, (ii) Section 121(B)(2)(a)(i) of the Company Guide which requires the Company to maintain an Audit Committee with at least three independent directors, (iii) Section 121(B)(2)(a)(ii) of the Company Guide which requires the Company to have at least one financially sophisticated director on the Audit Committee, (iv) Section 804 of the Company Guide which requires the Company to have a Nominating Committee composed solely of independent directors, and (v) Section 805 of the Company Guide which requires the Company to maintain a Compensation Committee comprised solely of independent directors.    The notification of noncompliance from Amex is a direct result of three independent director resignations occurring on February 28, 2006 and March 2, 2006.  The Board of Directors of the Company met to consider these matters and has identified potential candidates to fill the vacancies resulting from the three resignations.  The Company must submit a plan to the Amex no later than March 20, 2006 advising Amex of its plans to correct these corporate governance deficiencies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXM PHARMA, INC.

Dated:  March 7, 2006

        By:     /s/ Wei-Shi Wang

            Wei-Shi Wang

            Chief Executive Officer